Exhibit 4.29

**Private & confidential**

Dated: 30 July, 2024

ELEVENTHONE CORP.

(as Borrower)

- and -

ALPHA BANK S.A.

(as Lender)

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FIRST SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 20 December, 2021
for a loan facility of (originally) US $29,000,000

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# TABLE OF CONTENTS

THIS SUPPLEMENTAL AGREEMENT *("this Supplemental Agreement")* made this 30th day of July, 2024

BETWEEN:

(1) **ALPHA BANK S.A.**, a banking company having its registered office at 40 Stadiou Street, Athens, Greece, with General Commercial Registry Corporate Registration Number: 159029160000 having its registered office at 40 Stadiou Street, Athens, Greece, acting through its Piraeus Shipping branch at 93 Akti Miaouli, Piraeus 18538, Greece (hereinafter called the ***"Lender"***, which expression shall include its successors and assigns; and

(2) **ELEVENTHONE CORP.**, a corporation duly incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the ***"Lamda Borrower"***);

IS SUPPLEMENTAL to a loan agreement dated **20 December, 2021** originally made between (1) (i) the Lamda Borrower and (ii) FOURTHONE CORPORATION LTD, of the Republic of Malta (the ***"Malou Borrower"***), as joint and several borrowers (together hereinafter called the ***"Original Borrowers"***), and (2) the Lender, as Lender (the said loan agreement is hereinafter called the ***"Principal Agreement"***), whereby the Lender agreed, on the terms and conditions contained therein, to make available to the Original Borrowers, as joint and several borrowers, a secured loan facility in the amount of up to United States Dollars Twenty Nine million (US$29,000,000) for the purposes therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the ***"Loan Agreement"***).

WHEREAS:

(A) the Lamda Borrower hereby acknowledges and confirms that (a) the Lender has advanced to the Original Borrowers, as joint and several borrowers, the full amount of the Commitment in the principal amount of United States Dollars Twenty Nine million (US$29,000,000) and (b) as the date hereof the principal amount of **United States Dollars Sixteen Million five hundred twenty six thousand six hundred thirty four and ninety five cents (US$16,526,634.95)** in respect of the Loan remains outstanding; and

(B) pursuant to a Corporate Guarantee dated **20 December, 2021** (the ***"Corporate Guarantee"***), **PYXIS TANKERS INC.**, a corporation duly incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the ***"Corporate Guarantor"***) irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and all other monies payable under the Loan Agreement and the Security Documents and the performance of all the obligations of the Original Borrowers under the Loan Agreement and the Security Documents executed in accordance thereto;

(C) pursuant to an Approved Manager's Undertaking dated **20 December, 2021** (the ***"Approved Commercial Manager's Undertaking"***) **PYXIS MARITIME CORP.**, of the Marshall Islands and having a licensed office in Greece (at 59 K. Karamanli Street, Maroussi 15125, Greece) under its capacity as Approved Commercial Manager of the Vessel (as hereinafter defined) (the ***"Approved Commercial Manager"***), has *(inter alia)* subordinated any claims it may have against the Original Borrowers and/or the Vessel (as defined herein) to the claims of the Lender under the Loan Agreement and the Security Documents as security for the Outstanding Indebtedness;

(D) Following a request by the Original Borrowers and with the consent of the Lender, the Malou Borrower sold and transferred the Existing Vessel to a third party buyer and the Lender effected the discharge of the Mortgage registered thereon on the **23 March 2023 at 15:15** hrs local (Malta) time;

(E) Pursuant to a deed of partial release dated 30 July 2024 (the "***Deed of Release***"), the Malou Borrower was (inter alios) released and discharged from its liabilities and obligations under the Principal Agreement and the other Finance Documents to which it is a party, in the manner provided in the Deed of Release;

(F) the Lamda Borrower and the other Security Parties have requested the Lender to grant its consent to i) the replacement of LIBOR by Term SOFR, ii) the amendment of the Margin and iii) the opening of a cash collateral account in the name of the Lamda Borrower with the Lender (the "**Cash Collateral Account**") and the respective granting of a pledge over the Cash Collateral Account in favour of the Lender (the "**Cash Collateral Account Pledge Agreement**"), and the Lender has agreed thereto, conditionally upon terms that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 5 *(Variations to the Principal Agreement)* of this Supplemental Agreement.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

## 1. DEFINITIONS

### 1.1 Defined terms and expressions

Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Supplemental Agreement.

### 1.2 Additional definitions

In addition, in this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

"***DoC Amendment***" in relation to the Lamda Mortgage (as hereinafter defined) means the amendment No. 1 to the deed of covenants supplemental to the Lamda Mortgage registered on the Vessel, whereby such deed of covenants shall be amended as therein specified, to be executed by the Lamda Borrower, as Owner of the Vessel, in favour of the Lender, in form satisfactory to the Lender;

"***Effective Date***" means the date hereof or such earlier or later date as the Lender may agree in writing upon which all the conditions contained in Clause 4 *(Conditions)* shall have been satisfied and this Supplemental Agreement shall become effective;

"***Loan Agreement***" means the Principal Agreement as hereby amended and/or supplemented and as the same may from time to time be further amended and/or supplemented;

"***Lamda Mortgage***" means the first priority statutory Maltese ship mortgage dated 20th December, 2021 registered over the Vessel as Mortgage 'B' in favour of the Lender and the deed of covenant dated 20th December, 2021 supplemental and collateral thereto;

"**Margin Switch Date**" means 30th July 2024;

"***Rate Switch Date***" means 28th April, 2023;

"***Transaction Documents***" together means this Supplemental Agreement, the Cash Collateral Account Pledge Agreement and the DoC Amendment, and "***Transaction Document***" means any of them as the context may require; and

"***Vessel***" means the Chemical/Oil carrier motor vessel "**PYXIS LAMDA**" of approximately **29705** gt and **13823** nt, built in the year 2017 in Korea, having Official Number / IMO No. **9708772**, registered under the Maltese flag, in the ownership of the Lamda Borrower together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described Vessel.

**1.3 Application of interpretation provisions of Loan Agreement**

Clause 1.3 (*Interpretation*) and Clause 1.4 (*Construction of certain terms*) of the Principal Agreement applies to this Supplemental Agreement as if it were expressly incorporated in it with any necessary modifications.

## 2. REPRESENTATIONS AND WARRANTIES

**2.1 Representations and warranties under the Finance Documents**

The Lamda Borrower represents and warrants to the Lender that, as at the date hereof, the representations and warranties set forth in the Principal Agreement and each of the Security Documents to which the Lamda Borrower is a party (updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to "*this Agreement*" were references to the Principal Agreement as amended and supplemented by this Supplemental Agreement.

**2.2 Additional Representations and warranties**

In addition to the above, the Lamda Borrower represents and warrants to the Lender, as at the date of this Supplemental Agreement, that:

a. each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Supplemental Agreement and the other Transaction Documents to which it is a party, and has complied with all statutory and other requirements relative to its business;

b. all necessary licences, consents and authorities, governmental or otherwise under this Supplemental Agreement, the Principal Agreement and the other Transaction Documents have been obtained and, as of the date of this Supplemental Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Supplemental Agreement and the other Transaction Documents or otherwise perform its obligations hereunder;

c. each of the Transaction Documents constitutes, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d. the execution and delivery of, and the performance of the provisions of this Supplemental Agreement and the other Transaction Documents do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e. no litigation or arbitration, tax claim or administrative proceeding (including action relating to any alleged or actual breach of the ISM Code and the ISPS Code) relating to sums exceeding, in respect of the Lamda Borrower, the amount of Six hundred thousand Dollars ($600,000) and in respect of the Corporate Guarantor, the amount of One million two hundred thousand Dollars ($1,200,000) involving a potential liability of either the Lamda Borrower or the Corporate Guarantor is current or pending or (to its or its officers' knowledge) threatened against the Lamda Borrower or the Corporate Guarantor, which, if adversely determined, would have a Material Adverse Effect on any of them ; and

f. no Event of Default has occurred and is continuing and neither the Lamda Borrower nor the Corporate Guarantor have been declared in default under any agreement relating to Financial Indebtedness to which each is a party or by which it may be bound.

### 2.3 Survival

The representations and warranties of the Security Parties in this Supplemental Agreement (except in relation to the representation and warranty under paragraph 2.2 (f)) shall survive the execution of this Supplemental Agreement and shall be deemed to be repeated at the commencement of each Interest Period.

## 3. AGREEMENT OF THE LENDER

The Lender, relying upon each of the representations and warranties set out in Clause 2 *(Representations and warranties)* hereby agrees with the Security Parties, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4 *(Conditions)*, that the Principal Agreement be amended in the manner more particularly set out in Clause 5 *(Variations to the Principal Agreement)*.

## 4. CONDITIONS

### 4.1 Conditions

The agreement of the Lender contained in Clause 3 *(Agreement of the Lender)* shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and their legal advisers:

a. a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of the Lamda Borrower and the other corporate Security Parties;

b. a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

c. original duly legalised copies of resolutions duly passed by the Board of Directors, or the Sole Director as the case may be, of the Lamda Borrower evidencing approval of this Supplemental Agreement and each of the other Transaction Documents to which it is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

d. all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement evidencing approval of this Supplemental Agreement and each of the other Transaction Documents to which the relevant Security Party is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

e. the original of any power(s) of attorney issued in favour of any person executing this Supplemental Agreement and each of the other Transaction Documents to which the Lamda Borrower is or is to be a party;

f. such favourable legal opinions from lawyers acceptable to the Lender and their legal advisors as the Lender shall require; and

g. the DOC Amendment duly executed by the respective parties thereto and, where appropriate, duly registered through the appropriate Registry over the Vessel in favour of the Lender.

## 5. VARIATIONS TO THE PRINCIPAL AGREEMENT

### 5.1 Amendments

In consideration of the agreement of the Lender contained in Clause 3 *(Agreement of the Lender)*, the Lamda Borrower hereby agrees with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 4 *(Conditions)*, the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a. with retrospective effect as from the Rate Switch Date, the following definitions in Clause 1.2 *(Definitions)* of the Principal Agreement shall be amended to read as follows:

*"**Quotation Day**" means, in relation to any period for which an interest rate is to be determined, two (2) US Government Securities Business Days before the first day of that period unless market practice differs in the relevant loan market in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);*

*"**UK Bail-In Legislation**" means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings);*

b. with retrospective effect as from the Rate Switch Date, the terms "*Banking Day*" and "*Banking Days*" shall be replaced by the terms "*Business Day*" and "*Business Days*" throughout the Principal Agreement and the Security Documents and the definition "*Banking Day*" shall be **replaced** by the following new definition, which shall be added in alphabetical order in Clause 1.2 *(Definitions)* of the Principal Agreement:

""***Business Day***" *means:*

*(a) a day (other than a Saturday or Sunday) on which banks are open for general business in Athens and Piraeus in New York and in each other country or place in or at which an act is required to be done under this Agreement; and*

*(b) (in relation to the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document), a US Government Securities Business Day;";*

c. with retrospective effect as from **23 March, 2023**, the term "*Vessels*" shall be replaced by the term "*Vessel*" throughout the Principal Agreement and the Security Documents and the definition "*Vessels*" shall be replaced by the following new definition, in Clause 1.2 (*Definitions*) of the Principal Agreement:

""***Vessel***" *means the New Vessel, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel;"*

d. with retrospective effect as from the Rate Switch Date, the following new definitions shall be added in alphabetical order in Clause 1.2 *(Definitions)* of the Principal Agreement:

"***Historic Term SOFR***" *means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three (3) US Government Securities Business Days before the Quotation Day;*

"***Interpolated Historic Term SOFR***" *means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:*

*(a) either:*

*(i) the most recent applicable Term SOFR (as of a day which is not more than three (3) US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or*

*(ii) if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than five (5) US Government Securities Business Days (and no less than two (2) US Government Securities Business Days) before the Quotation Day; and*

(b) *the most recent applicable Term SOFR (as of a day which is not more than three (3) US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;*

*"**Interpolated Term SOFR**" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:*

(a) *the applicable Term SOFR for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; and*

(b) *the applicable Term SOFR for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;*

*"**Market Disruption Rate**" means the Reference Rate;*

*"**Reference Rate**" means, in relation to the Loan or any part of the Loan:*

(a) *the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or*

(b) *as otherwise determined pursuant to Clause 3.8 (Unavailability of Term SOFR),*

*and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;*

*"**SOFR**" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);*

*"**Term SOFR**" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);*

*"**US Government Securities Business Day**" means any day other than:*

(a) *a Saturday or a Sunday; and*

(b) *a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;";*

e. with retrospective effect as from the Rate Switch Date, Clause 3.1 (*Normal Rate of interest*) of the Principal Agreement shall be **amended** to read as follows:

"3.1 *Normal rate of interest*

*The Borrowers shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of:*

*(a)* *the Margin; and*

*(b)* *the Reference Rate for that Interest Period.*

f. with effect as from the Margin Switch Date, Clause 3 (*Interest*) of the Principal Agreement shall be further **amended** to read as follows:

"3.1 *Normal Interest Rate*

*The Borrowers shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of:*

*(a)* *the Margin A; and*

*(b)* *the Reference Rate for that Interest Period,*

*It is hereby agreed that the interest rate for the calculation of interest on the Cash-collateralized part of the Loan shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin B (ii) and the Reference Rate for that Interest Period, unless there is a substitute or alternative rate agreed pursuant to paragraph (b) of Clause 3.7 (Cost of funds) in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin B and (ii) that substitute or alternative rate and in case no such is agreed, the interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin B and (ii) Market Disruption Rate;*

*provided however that if during the tenor of the Loan, the Lender determines (in its absolute discretion) that the credit risk of the Loan has been substantially reduced, the Lender shall at its absolute discretion (but without being obliged) to consider the Borrowers' written request for reduction of the Margin A taking also into consideration the general shipping finance market conditions prevailing at such time provided however in case such request has not been accepted by the Lender, the Lender shall be under no obligation to render any reasons of such refusal;"*

g. with retrospective effect as from the Rate Switch Date, Clause 3.2 (*Selection of Interest Period*) of the Principal Agreement shall be **amended** to read as follows:

"3.2 *Selection of Interest Period*

*The Borrowers may by notice received by the Lender not later than 10:00 a.m.*

*(Athens time) on the second Business Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods)) whether such Interest Period shall have a duration of one (1) or three (3) months (or such other period as may be requested by the Borrowers and as the Lender, in its sole discretion, may agree to).* "

h. With retrospective effect as from the Rate Switch Date, paragraph (a) *(Default interest)* of Clause 3.4 *(Default Interest)* of the Principal Agreement shall be **amended** to read as follows:

"(a) *Default interest: If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Finance Documents, the Borrowers shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Lender pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods as selected by the Lender each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (i) two per cent (2%) per annum, (ii) the Margin or, as the case may be, the Applicable Margin and, (iii)* the *Reference Rate. Such interest shall be due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is of principal which became due and payable by reason of a declaration by the Lender under Clause 9.2 (Consequences of Default – Acceleration) or a prepayment pursuant to Clauses 4.2 (Voluntary Prepayment), 4.3 (Compulsory Prepayment in case of Total Loss or sale of the Vessel), 8.5(a)(i) (Security shortfall – Additional Security), 12.1 (Unlawfulness) and 12.2 (Increased cost) on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it fell due. If for the reasons specified in Clause 3.6 (Market disruption), the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above what is or, as the case may be, would be payable under Clause 3.7(a) (Cost of funds);*";

i. with retrospective effect as from the Rate Switch Date, Clauses 3.6 *(Market disruption – Non Availability)* and 3.7 *(Replacement of Screen Rate)* of the Principal Agreement shall be replaced by the following new Clauses 3.6 *(Market disruption)*, 3.7 *(Cost of funds)*, 3.8 *(Unavailability of Term SOFR)* and 3.9 *(Changes to reference rates)* reading as follows:

"*3.6 "Market disruption*

*If before close of business in Athens on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that its cost of funds relating to the Loan would be in excess of the Market Disruption Rate,*

*then Clause 3.7 (Cost of funds) shall apply to the Loan for the relevant Interest Period.*

3.7 *Cost of funds*

(a) *If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall not be calculated as per clause 3.1 but, instead, shall be the percentage rate per annum which is the sum of:*

(i) *the Margin or, as the case may be, the Applicable Margin; and*

(ii) *the rate notified by the Lender to the Borrowers as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, which expresses as a percentage rate per annum the Lender's cost of funds relating to the Loan or the relevant part thereof.*

(b) *If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.*

(c) *Subject to Clause 3.9 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of both the Lender and the Borrowers, be binding on all Parties.*

(d) *If any rate notified under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.*

(e) *If no substitute or alternative basis agreed pursuant to paragraph (b) above, the Borrowers may give the Lender not less than 5 days' notice of its intention to prepay the Loan at the end of the interest period set by the Lender.*

(f) *A notice under paragraph (e) above shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable interest rate and the balance of the Outstanding Indebtedness.*

(g) *The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.*

3.8 *Unavailability of Term SOFR*

(a) *Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.*

(b) *Historic Term SOFR: If no Interpolated Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.*

(c) *Interpolated Historic Term SOFR: If no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.*

(d) *Cost of funds: If no Interpolated Historic Term SOFR is available, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of Funds) shall apply to the Loan or that part of the Loan for that Interest Period.*

3.9 *Changes to reference rates*

(a) *If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:*

(i) *providing for the use of a Replacement Reference Rate; and*

(ii)

(A) *aligning any provision of any Finance Document to the use of that Replacement Reference Rate;*

(B) *enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);*

(C) *implementing market conventions applicable to that Replacement Reference Rate;*

(D) *providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or*

(E) *adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation),*

*may be made with the consent of the Lender.*

(b) *In this Clause 3.9 (<u>Changes to reference rates</u>):*

*"**Published Rate**" means:*

(a) *SOFR; or*

(b) *Term SOFR for any Quoted Tenor;*

*"**Published Rate Contingency Period**" means, in relation to:*

(a) *Term SOFR (all Quoted Tenors), 10 (ten) US Government Securities Business Days; and*

(b) *SOFR, 10 (ten) US Government Securities Business Days.*

*"**Published Rate Replacement Event**" means, in relation to a Published Rate:*

(a) *the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender, materially changed;*

(b)

(i)

(A) *the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or*

(B) *information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent,*

*provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;*

(ii) *the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;*

(iii) *the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or*

(iv) *the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or*

(c) *the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:*

(i) *the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender) temporary; or*

(ii) *that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or*

(d) *in the opinion of the Lender, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.*

***"Quoted Tenor"** means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.*

***"Relevant Nominating Body"** means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.*

***"Replacement Reference Rate"** means a reference rate which is:*

(a) *formally designated, nominated or recommended as the replacement for a Published Rate by:*

(i) *the administrator of that Published Rate; or*

(ii) *any Relevant Nominating Body,*

*and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the **"Replacement Reference Rate"** will be the replacement under paragraph (ii) above;*

(b) *in the opinion of the Lender, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or*

(c) *in the opinion of the Lender, an appropriate successor or alternative to a Published Rate.";*

j. with retrospective effect as from the Rate Switch Date, the following new paragraph (k) shall be incorporated in Clause 1.3 (*Interpretation*) of the Principal Agreement:

*"(k) the Lender's "cost of funds" in relation to the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan";*

k. with retrospective effect as from the Rate Switch Date, the following definitions in Clause 1.2 *(Definitions)* of the Principal Agreement shall be deleted:

***"Alternative Rate", "Banking Day", "LIBOR", "Relevant Nominating Body", "Replacement Benchmark", "Screen Rate"** and **"Screen Rate Replacement Event"**;*

l. with effect as from the Margin Switch Date, the definition "***Margin***" in Clause 1.2 (*Definitions*) of the Principal Agreement shall be replaced in alphabetical order by the following definition:

***"Applicable Margin"** means together:*

*(a) in respect of the Loan less any Cash-collateralized part of the Loan, 2.40% per annum ("**Margin A**"); and*

*(b) in respect of any Cash-collateralized part of the Loan, zero point eight zero per cent (0.80%) per annum (the "**Margin B**");*

m. with effect as from the Margin Switch Date, the following new definitions shall be added in alphabetical order in Clause 1.2 *(Definitions)* of the Principal Agreement:

***"Cash-collateral Account"** means the account opened or to be opened and maintained in the name of the Lamda Borrower with the Lender, and shall include any sub-accounts or call accounts or time-deposits in Dollars opened under the same designation or any revised designation or number from time to time notified by the Lender to the Lamda Borrower, to which the Cash-collateral Amount shall be deposited by the Lamda Borrower and pledged in favour of the Lender;*

***"Cash-collateral Account Pledge Agreement"** means the first priority pledge executed or (as the context may require) to be entered into between the Lamda Borrower and the Lender for the creation of a pledge in favour of the Lender over the Cash-Collateral Account, in such form as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;*

***"Cash-collateral Amount"** means the amount which, at the option of the Lamda Borrower, is deposited in the Cash-collateral Account and which:*

*(a) is at least United States Dollars One million ($1,000,000) (on top of the Pledged Deposit with respect to the Lamda Borrower, in accordance with the provisions of paragraph (i) of Clause 8.1 (Covenants – General)),*

*(b) may, at the option of the Lamda Borrower, be blocked for the whole of the relevant Interest Period or released at the option of the Lamda Borrower on the first day of the following Interest Period,*

*following a three (3) Business Days' written notice of the Lamda Borrower to the Lender; and*

*(c) shall bear deposit interest at a rate to be agreed at the relevant time between the Lender and the Lamda Borrower depending on the Cash Collateral Amount and other relevant circumstances at the time;*

*"Cash-collateralized part of the Loan" means the part of the Loan equal to the Cash-collateral Amount which in all cases must be one or more multiples of the amount of the Repayment Instalments as they become due but not less than United States Dollars One million ($1,000,000) (on top of the Pledged Deposit with respect to the Lamda Borrower, in accordance with the provisions of paragraph (i) of Clause 8.1 (Covenants – General)), on which interest shall accrue at the rate per annum determined by the Lender to be the aggregate of (i) the Margin B (ii) and the Reference Rate for that Interest Period, <u>provided always that</u> the Lamda Borrower shall be permitted to make use of the Cash-collateral Amount only (a) after the end of the current Interest Period for the Loan and (b) after the Lamda Borrower, by a notice received by the Lender not later than 10 a.m. (Athens time) on the 3rd Business Day before the beginning of the following Interest Period, has notified the Lender that it wishes to make use in whole or in part of the Cash-collateral Amount;*

n. with effect from the Effective Date, the following new definitions shall be **<u>added</u>** in alphabetical order in Clause 1.2 *(<u>Definitions</u>)* of the Principal Agreement:

> ***"First Supplemental Agreement"*** *means the First Supplemental Agreement dated 30 July, 2024 supplemental to this Agreement executed and made between the Lamda Borrower and the Lender, whereby this Agreement has been amended as therein provided;"*
>
> ***"Mortgage Amendment"*** *in relation to the Vessel and the Mortgage registered thereon means the amendment No. 1 to the deed of covenants supplemental to the Mortgage registered over the Vessel in favour of the Lender, whereby the deed of covenants shall be amended as therein specified, to be executed by the Lamda Borrower as Owner of the Vessel in favour of the Lender, in form satisfactory to the Lender;* and

o. with effect from the Effective Date, an additional paragraph (r) will be **added** in Clause 8.1 (*<u>Covenants - General</u>*) after paragraph (q) reading as follows:

> *"<u>Environmental, Social and Governance (ESG) requirements</u>: promptly provide such further information regarding Environmental, Social and Governance submissions to databases, as reasonably required by the Lender".*

### 5.2 Security Documents

With effect as from the Effective Date the definition *"Security Documents"* shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Lamda Borrower under the Principal Agreement, this Supplemental Agreement and the Security Documents (as herein defined)

as well as for the performance by the Lamda Borrower and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement, this Supplemental Agreement and/or the Security Documents.

5.3 **Construction**

With effect from the Effective Date all references in the Principal Agreement and the other Finance Documents to:

(i) (a) "*this Agreement*", "*hereunder*", "*herein*" and the like and in the Security Documents to the "*Loan Agreement*" shall be construed as references to the Principal Agreement as amended and/or supplemented by this Supplemental Agreement; and

(b) "*Mortgage*" shall be construed as references to the Lamda Mortgage registered on the Vessel, as amended and/or supplemented by the DoC Amendment;

(c) "*Borrower*" or "*Borrowers*" shall be construed as references to the Lamda Borrower; and

(ii) With effect from the Rate Switch Date all references in the Principal Agreement and the other Finance Documents to Clause 3.6 *(Market disruption – Non Availability)*' shall be amended to read:

"*Clause 3.6 (Market disruption) and Clause 3.7 (Cost of funds)*".

## 6. RECONFIRMATION

6.1 **Reconfirmation of obligations**

The Lamda Borrower hereby reconfirms all its obligations under the Principal Agreement and its compliance with the covenants contained therein, as amended and/or supplemented by this Supplemental Agreement.

6.2 **Acknowledgement**

Each of the Security Parties acknowledges and agrees, for the avoidance of doubt, that each of the Security Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Supplemental Agreement, the Lamda Mortgage and the deed of covenants supplemental thereto and the waivers and other amendments agreed by the Lender in this Supplemental Agreement.

## 7. CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS

Save for the alterations to the Principal Agreement and the Security Documents made or to be made pursuant to this Supplemental Agreement, and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Supplemental Agreement, the Principal Agreement shall remain in full force and effect and apply to this Supplemental Agreement as well, as if repeated *in extenso* herein, and the security constituted by the Security Documents shall continue to remain valid and enforceable and the Lamda Borrower hereby reconfirms all its obligations under the Principal Agreement as hereby amended and under the Security Documents to which it is a party.

## 8. ENTIRE AGREEMENT AND AMENDMENT

### 8.1 Entire Agreement

The Principal Agreement, the other Security Documents, and this Supplemental Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

### 8.2 Supplemental Agreement - Application of Principal Agreement provisions

This Supplemental Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Supplemental Agreement.

## 9. COSTS AND EXPENSES

### 9.1 Costs and expenses

The Lamda Borrower hereby covenants and agrees to pay to the Lender upon demand and from time to time all reasonable and documented costs, charges, registration and recording fees, duties and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Supplemental Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

### 9.2 Stamp Duty etc.

The Lamda Borrower hereby covenants and agrees to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Supplemental Agreement, any other Transaction Document and/or any further document executed pursuant hereto.

## 10. ASSIGNMENT

The provisions of Clause 14 *(Assignment, Transfer, Participation, Lending Office)* of the Principal Agreement shall apply to this Supplemental Agreement as if the same were set out herein in full.

## 11. MISCELLANEOUS

### 11.1 Incorporation of Loan Agreement provisions

Without prejudice to Clauses 6 *(Reconfirmation)*, 7 *(Continuance of Principal Agreement and the Security Documents)* and 8 *(Entire agreement and amendment)* of this Supplemental Agreement, the provisions of Clauses 2.8 (*Evidence*), 17 (*Notices and communications*) and 15.7 (*Severability of provisions*) of the Principal Agreement apply to this Supplemental Agreement as well and they are deemed to be repeated as if set forth *in extenso* herein.

11.2 Counterparts

This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

11.3 **Reduction of Margin**

If, as from the date hereof and at any time during the remainder of the Security Period, the Lender, at the Lamda Borrower's written request to reduce the Margin, or, subject to this Supplemental Agreement becoming effective, the Applicable Margin, as the case may be, considers and determines (in its absolute discretion) that the credit risk of the Loan has been substantially reduced, taking also into consideration the general shipping finance market conditions prevailing at such time, the Lender may, but without being obliged to, at its absolute discretion, decide to reduce the Margin (or the Applicable Margin, as the case may be) for such period or periods as the Lender may, at its absolute discretion determine, but with no obligation to render any reasons in case of refusal to accept such Lamda Borrower's request.

12. LAW AND JURISDICTION

12.1 **Governing Law**

This Supplemental Agreement and any non-contractual obligations arising out of or in relation to it shall be governed by and construed in accordance with English law and the provisions of Clause 17 *(Law and Jurisdiction)* of the Principal Agreement (as hereby amended) shall apply mutatis mutandis to this Supplemental Agreement as if the same were set out herein in full.

12.2 **Third Party Rights**

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the date first above written.

*[Intentionally left blank]*

## EXECUTION PAGE

**BORROWER**

| | | |
|---|---|---|
| SIGNED by<br>Mrs. Athina Rokkou<br>for and on behalf of<br>**ELEVENTHONE CORP.**<br>of the Marshall Islands, in the presence of: | )<br>)<br>)<br>)<br>) | Attorney-in-fact |

**LENDER**

| | | |
|---|---|---|
| SIGNED by<br>Mr. Konstantinos Flokos<br>and Mrs Vasiliki Sifinou<br>for and on behalf of<br>**ALPHA BANK S.A.,**<br>in the presence of: | )<br>)<br>)<br>)<br>)<br>) | C. V. FLOKOS<br>Attorney-in-fact<br>V. K. SIFINOU<br>Attorney-in-fact |

*Witness to all above signatures:*

| | |
|---|---|
| *Name:* | *Ioannis Kotronias* |
| *Address:* | *Defteras Merarchias 13*<br>*Piraeus, Greece* |
| *Occupation:* | *t. Attorney-at-law* |

(J351069)

## ACKNOWLEDGEMENT

We, **PYXIS TANKERS INC.**, a corporation duly incorporated in the Republic of the Marshall Islands, hereby confirm and acknowledge that we have read and understood the terms and conditions of the above First Supplemental Agreement and agree in all respects to the same and hereby confirm that:

(a) as at the date hereof the principal sum of **United States Dollars Sixteen Million five hundred twenty six thousand six hundred thirty four and ninety five cents (US$16,526,634.95)** respect of the Loan remains outstanding; and

(b) notwithstanding the variation to the Principal Agreement contained in Clause 5 *(Variations to the Principal Agreement)* of the above First Supplemental Agreement, the provisions of the Corporate Guarantee (as defined therein) executed by us in favour of the Lender shall remain in full force and effect as security of the obligations of the Lamda Borrower under the Principal Agreement, as amended by the above First Supplemental Agreement and in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Corporate Guarantee (as defined therein) for all obligations and liabilities assumed by us under the Corporate Guarantee (as defined therein).

Dated: 30 July, 2024

For and on behalf of
**PYXIS TANKERS INC.**
(as Corporate Guarantor)

______________________________
Konstantinos Lytras
Attorney-in-fact